Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Winn-Dixie Stores, Inc.:

We consent to the incorporation by reference this Registration Statement on Form S-8 of Winn-Dixie Stores, Inc. of our report dated September 22, 2006, with respect to the consolidated balance sheets of Winn-Dixie Stores Inc. and subsidiaries (the Company) as of June 28, 2006 and June 29, 2005 and the related consolidated statements of operations, shareholders’ (deficit) equity, and cash flows and related consolidated financial statement schedule for each of the years ended June 28, 2006, June 29, 2005 and June 30, 2004, which report appears in the June 28, 2006 Annual Report on Form 10-K of Winn-Dixie Stores, Inc. Our report dated September 22, 2006 contains explanatory paragraphs that state: As discussed in Note 1, the Company is operating as a debtor in possession under Chapter 11 of the United States Bankruptcy Code and has filed a proposed plan of reorganization which is subject to Bankruptcy Court confirmation. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, confirmation of a plan of reorganization, emergence from Chapter 11 and the achievement of profitable operations are subject to uncertainty which raises substantial doubt as to the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As discussed in Note 20 to the financial statements, the Company adopted the provisions of the Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” as of June 28, 2006. As discussed in Note 13 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” and changed its method for accounting for share-based payments as of June 30, 2005.

/s/ KPMG LLP

Jacksonville, Florida

December 22, 2006